Exhibit 99.8

CONSENT OF PERSON NAMED AS ABOUT TO BECOME A DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, and in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of New Century Bancorp, Inc. (“NCBC”) relating to the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of September 30, 2013, by and between NCBC and Select Bancorp, Inc. (“Select Bancorp”), pursuant to which Select Bancorp will merge with and into NCBC (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto, including post-effective amendments, as a person who is to become a director of NCBC upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement and all amendments thereto.

/s/ V. Parker Overton

V. Parker Overton

Dated: 1/14/2014